EX.99.j

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

of Aberdeen Funds:

We consent to the use of our report dated December 29, 2015, with respect to the financial statements of the Aberdeen Global Unconstrained Fixed Income Fund (formerly, Aberdeen Global Fixed Income Fund), one of the funds comprising the Aberdeen Funds as of October 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Statements” in the Statement of Additional Information and “Financial Highlights” in the Prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 15, 2016